Exhibit 99.3
[GREENPOINT MORTGAGE] [LOGO]
May 1, 2006
Redwood Trust
Attn: Jessica Huang
1 Belvedere Place, Suite 300
Mill Valley, CA 94941

Re:	Annual Statement of Compliance for the Servicing Agreements listed on Exhibit A hereto (each as “Agreement”) by GreenPoint Mortgage Funding, Inc., as Serivcer
Ladies and Gentlemen:
     Pursuant to the Servicing Agreement with respect to the above-referenced offering, the undersigned officer of GreenPoint Mortgage Funding, Inc. (as “Servicer”) hereby certifies as to the following (capitalized terms have the meanings used in the Servicing Agreement):
1.     A review of the activities of the Servicer and its performance under the Servicing Agreement during the preceding fiscal year since the inception of the trust has been made under the direct supervision of the undersigned officer; and
2.     To the best knowledge of the undersigned officer, based on such review, the Servicer has fulfilled all of its material obligations under the Servicing Agreement throughout the applicable period, and there has been no known default in the fulfillment of the Servicer’s material obligations throughout such period, except as follows:
     During the year, certain custodial bank account reconciliations were not prepared and reviewed on a timely basis. In addition, there are certain custodial bank accounts that have reconciling items that have not been resolved with 90 calendar days of their original identification. For the month ended December 31, 2005, all custodial bank reconciliations had been completed and reviewed on a timely basis.

Very truly yours, GREENPOINT MORTGAGE FUNDING, INC., as Servicer
By /s/ Michael De Francesco
Name:	Michael De Francesco
Title:	Senior Vice President Loan Administration

Exhibit 99.3
EXHIBIT A

SEMT2004-12 SEMT2005-1	SEMT2005-2 SEMT2005-3	SEMT2005-4